Exhibit 8.1

Exhibit  8.1
List of Caledonia Mining Corporation PLC group entities

	Country of incorporation	Legal shareholding
		2015	2014
Subsidiaries within the Caledonia Mining Corporation Plc Group		%	%
Caledonia Holdings Zimbabwe (Private) Limited (1)	Zimbabwe	100	100
Caledonia Mining Services Limited (2)	Zimbabwe	100	100
Caledonia Kadola Limited	Zambia	-	100
Caledonia Mining (Zambia) Limited	Zambia	-	100
Caledonia Nama Limited	Zambia	-	100
Caledonia Western Limited	Zambia	-	100
Mulonga Mining Limited	Zambia	-	100
Eersteling Gold Mining Corporation Limited	South Africa	100	100
Fintona Investments Proprietary Limited	South Africa	100	100
Caledonia Mining South Africa Proprietary Limited	South Africa	100	100
Greenstone Management Services Limited (3)	United Kingdom	100	100
Maid O' Mist Proprietary Limited	South Africa	100	100
Mapochs Exploration Proprietary Limited	South Africa	100	100
Caledonia Holdings (Africa) Limited	Barbados	100	100
Blanket (Barbados) Holdings Limited (4)	Barbados	100	100
Blanket Mine (1983) (Private) Limited(5)	Zimbabwe	(2)49	49

(1)	Direct subsidiary of Greensotne Management Services Limited (United Kingdom)
(2)	Direct subsidiary of Caledonia Holdings Zimbabwe (Private) Limited
(3)	Direct subsidiary of Blanket (Barbados) Holdings Limited
(4)	Direct subsidiary of Caledonia Holdings (Africa) Limited
(5)	Direct subsidiary of Caledonia Holdings Zimbabwe (Private) Limited